TPG Reports First Quarter 2023 Financial Results

Total assets under management of $137 billion as of March 31, 2023, an increase of 14% compared to $120 billion as of March 31, 2022

GAAP net income attributable to TPG Inc. of $25 million for the first quarter ended March 31, 2023, with basic net income per share to Class A common stock of $0.27

Fee-Related Earnings of $99 million for the first quarter ended March 31, 2023, resulting in a Fee-Related Earnings margin of 37%

After-tax Distributable Earnings of $88 million (or $0.24 per share of Class A common stock) for the first quarter ended March 31, 2023

Dividend of $0.20 per share of Class A common stock for the first quarter ended March 31, 2023
TPG announces strategic acquisition of Angelo Gordon
TPG to host conference call today at 8:00 am ET
San Francisco and Fort Worth, TX – May 15, 2023 – TPG Inc. (NASDAQ: TPG), a leading global alternative asset management firm, reported its unaudited first quarter 2023 results. TPG issued a full detailed presentation of its quarter ended March 31, 2023 results, which can be viewed through the Investor Relations section of TPG’s website at shareholders.tpg.com.

"TPG’s financial results for the first quarter continue to demonstrate the durability of our fee-related earnings-centric business model. With a near record $43 billion of dry powder and a growing pipeline of attractive investment opportunities, we believe we are well-positioned to deploy capital across our core sectors and themes in an increasingly favorable environment,” said Jon Winkelried, Chief Executive Officer. “We also announced today that TPG has agreed to acquire Angelo Gordon, a fully integrated and scaled multi-strategy alternatives platform in credit and real estate. This transaction is highly compelling and advances our position as a diversified global alternative asset manager. We’ve been focused on building long-term shareholder value and strategic diversification, and believe this announcement unlocks new avenues for growth, product innovation, and client engagement."

Dividend
TPG has declared a quarterly dividend of $0.20 per share of Class A common stock to holders of record at the close of business on May 25, 2023, payable on June 5, 2023.
Conference Call
In a separate news release this morning, TPG announced it has entered into a definitive agreement to acquire Angelo Gordon. In light of this news, TPG will host its previously scheduled earnings conference call and live webcast today at 8:00 am ET. It may be accessed by dialing (800) 245-3047 (US toll-free) or (203) 518-9814 (international), using the conference ID TPGQ123. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of TPG’s website at shareholders.tpg.com. A webcast replay will be made available on the Events page in the Investor Relations section of TPG’s website.
About TPG
TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $137 billion of assets under management and investment and operational teams around the world. TPG invests across five multi-strategy platforms: Capital, Growth, Impact, Real Estate, and Market Solutions and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.

Shareholder contact:	Media contact:
Gary Stein	Luke Barrett
212-601-4750	415-743-1550
shareholders@tpg.com	media@tpg.com

Forward Looking Statements
This press release may contain “forward-looking” statements based on the Company’s beliefs and assumptions and on information currently available to the Company. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, estimated operational metrics, business strategy and plans and objectives of management for future operations, including, among other things, statements regarding the expected filing of our amended and restated certificate of incorporation, expected growth, future capital expenditures, fund performance, dividends and dividend policy, and debt service obligations.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to complete and recognize the anticipated benefits of the acquisition of Angelo, Gordon & Co., L.P. and AG Funds L.P. (collectively, “Angelo Gordon”) on the anticipated timeline or at all; purchase price adjustments; unexpected costs related to the transaction and the integration of the Angelo Gordon business and operations; our ability to manage growth and execute our business plan; and regional, national or global political, economic, business, competitive, market and regulatory conditions, among various other risks.

For the reasons described above, we caution you against relying on any forward-looking statements, which should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, which can be found at the SEC’s website at http://www.sec.gov. Any forward-looking statement in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise any forward-looking statement after the date of this press release, whether as a result of new information, future developments or otherwise, except as may be required by law. No recipient should, therefore, rely on these forward-looking statements as representing the views of the Company or its management as of any date subsequent to the date of the press release.

This press release does not constitute an offer of any TPG Fund.